Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACTS:
Endologix, Inc.	The Ruth Group
John McDermott, CEO	Nick Laudico (646) 536-7030
(949) 595-7200	Zack Kubow (646) 536-7020
www.endologix.com

Endologix Reports 25% Third Quarter 2011 Revenue Growth

U.S. Revenue Increases by 33%

Raises Revenue Guidance to $82 Million to $84 Million

IRVINE, Calif. (October 27, 2011) - Endologix, Inc. (NASDAQ: ELGX), developer and marketer of innovative treatments for aortic disorders, today announced financial results for the three and nine months ended September 30, 2011.

John McDermott, Endologix President and Chief Executive Officer, said, “We are extremely pleased with our continued strong revenue growth throughout 2011. The third quarter was highlighted by the U.S. launch of the AFX™ Endovascular AAA System, which was well received by both new and existing Endologix customers and was a key driver of our 25% total and 33% domestic revenue growth achieved in the quarter. Based on the adoption of AFX, combined with our strong results in the first nine months of the year, we have raised our 2011 revenue guidance to $82 to $84 million, representing 22% to 25% annual growth.”

Mr. McDermott added, “We are also pleased to announce a Cross License Agreement with Bard Peripheral Vascular. This resolves a patent dispute that was filed by Bard in August of 2010. Overall, it was another very good quarter for Endologix and we believe the Company is well positioned for continued growth.”

Financial Results

Total revenue in the third quarter of 2011 was $22.3 million, a 25% increase from $17.9 million in the same quarter of 2010, and a 16% increase from the second quarter of 2011. U.S. revenue was $20.3 million, a 33% increase compared with $15.2 million in the third quarter of 2010, and a 22% increase from the second quarter of 2011. International revenue was $2.0 million, a 25% decrease compared with $2.6 million in the third quarter of 2010, and a 23% decrease sequentially from the second quarter of 2011. The decrease in international revenue was due primarily to the termination of a European distribution agreement with LeMaitre Vascular, effective September 1, 2011. This resulted in limited sales of Endologix products to LeMaitre during the quarter, but positions the company well for increased sales in several key European markets through direct sales operations.

Gross profit was $17.5 million in the third quarter of 2011, which represents a gross margin of 78.3%. This compares with gross profit of $14.1 million and a gross margin of 78.6% in the third quarter of 2010.

Total operating expenses were $22.6 million in the third quarter of 2011, and included $1.3 million for the early termination of the LeMaitre agreement. Marketing and sales expenses increased to $12.3 million in the third quarter of 2011 from $8.6 million in the same period last year. This increase included the ongoing expansion of the U.S. sales force, the launch of AFX, and the initial costs associated with building a direct sales organization in Europe. Research, development and clinical expenses increased to $4.8 million in the third quarter of 2011 from $3.3 million in the same period last year due primarily to investments in the new Nellix® Endovascular System and Ventana™ Fenestrated Stent Graft System product development programs. General and administrative expenses increased to $4.2 million in the third quarter of 2011, from $2.7 million in the same period last year due to integration costs of the Nellix business, and higher patent litigation expenses.

On a GAAP basis, Endologix reported a net loss for the third quarter of 2011 of $6.6 million, or $(0.12) per share, compared with a net loss of $0.5 million, or $(0.01) per share, for the third quarter of 2010. The primary driver of the increased loss per share between the third quarter 2011 and third quarter 2010, are the non-capitalized costs associated with the Nellix acquisition, and the necessary investment to build the Company's direct sales force in Europe. The third quarter 2011 loss also includes a $1.4 million non-cash fair value adjustment related to the contingent consideration for the Nellix acquisition. On an adjusted (non-GAAP) basis, excluding the $1.4 million non-cash fair value adjustment, Endologix reported Adjusted Net Loss for the third quarter of 2011 of $5.2 million, or $(0.09) per share. The change in the fair value of the contingent consideration for the Nellix acquisition is due primarily to the recent increase in Endologix's stock price, as contingent consideration is solely payable in Endologix common stock.

Total cash and cash equivalents were $23.9 million as of September 30, 2011, compared with total cash and cash equivalents of $38.2 million as of December 31, 2010.

Bob Krist, Chief Financial Officer, said, “We continue to achieve robust revenue growth while investing in new products and expanding our sales forces. Operating expenses net of the Nellix acquisition, the LeMaitre early termination payment and incremental litigation costs increased by less than the 25% rate of sales growth in the third quarter over last year. Other than an increase in revenue guidance, we remain on track with our financial forecast for 2011 and continue to have ample cash resources to execute on our growth strategy.”

Financial Guidance
Based on the results for the first nine months of 2011, the Company increased its full year 2011 revenue guidance and reiterated its full year 2011 earnings per share guidance. The Company now anticipates 2011 revenue to be in the range of $82 million to $84 million, up from the previous guidance range of $78 million to $82 million, and representing annual growth of 22% to 25%. For the full year 2011, the Company expects to generate a net loss of between $0.25 to $0.30 per share which includes ongoing investments in the U.S. sales force, building a direct sales force in Europe, research and development and clinical initiatives, and litigation expenses. Not included in the earnings per share guidance are potential adverse litigation outcomes, acquisition related charges, and other business development transactions (including the $1.3 million charge related to the Company's early termination agreement with LeMaitre Vascular).

Conference Call Information

Endologix management will host a conference call to discuss these topics today beginning at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). To participate via telephone please call (877) 407-0789 from the U.S. or (201) 689-8562 from outside the U.S. A telephone replay will be available for seven days following the completion of the call by dialing (877) 870-5176 from the U.S. or (858) 384-5517 from outside the U.S., and entering pin number 381361. The conference call will be broadcast live over the Internet at www.endologix.com and will be available for 30 days.

About Endologix

Endologix, Inc. (the “Company”) develops and manufactures minimally invasive treatments for aortic disorders. The Company's focus is endovascular stent grafts for the treatment of abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 75%, making it a leading cause of death in the U.S. Additional information can be found on Endologix's Web site at www.endologix.com. The Nellix® Endovascular System and Ventana™ Fenestrated Stent Graft System are investigational devices.

Except for historical information contained herein, this news release contains forward-looking statements, including with respect to 2011 financial guidance, the launch and market acceptance of new products, planned investments in research and development and sales and marketing activities, the integration of Nellix's technology, the progress of clinical trial initiatives, the establishment of a direct sales force in Europe, and litigation expenses, the accuracy of which are necessarily subject to risks and uncertainties, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix. Many factors may cause actual results to differ materially from anticipated results, including the success of sales efforts for the Company's existing products and related new products, product research and development efforts, unexpected litigation expenses and other economic, business, competitive and regulatory factors. The Company undertakes no obligation to update its forward looking statements. Please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2010, and the Company's other filings with the Securities and Exchange Commission, for more detailed information regarding these risks and other factors that may cause actual results to differ materially from those expressed or implied.

Adjusted Net Earnings (Loss) and Adjusted Net Earnings (Loss) per Share Definitions:

"Adjusted Net Earnings (Loss)" is a non-GAAP measure defined by Endologix as GAAP Net Earnings (Loss) excluding all effects arising from the application of GAAP purchase accounting treatment of Endologix' acquisition of Nellix, Inc. (“Nellix”), which was completed on December 10, 2010. In the three and nine months ended September 30, 2011, the effect includes the fair value adjustment to the liability for contingent payments to the former shareholders of Nellix in the form of Endologix common stock.

In future periods, Adjusted Net Earnings (Loss) may continue to exclude fair value adjustments to the liability for contingent payments to the former shareholders of Nellix in the form of Endologix common stock as the probability of achieving the payment milestones changes and the value of Endologix common stock varies. The corresponding charge or credit will flow through the earnings statement. The adjustment may also include the amortization of capitalized In Process Research & Development (IPR&D) as a charge to cost of goods sold as the products resulting from the Nellix technology are commercialized.

"Adjusted Net Earnings (Loss) per Share" is a non-GAAP measure defined by Endologix as Adjusted Net Earnings (Loss) divided by average diluted or non-diluted shares outstanding, respectively.

Management believes that the "Adjusted Net Earnings (Loss)" and "Adjusted Net Earnings (Loss) Per Share" measures enhance an investor's overall understanding of Endologix's financial performance and future prospects by being more reflective of Endologix's core operational activities and more comparable with the results of the Company over various periods. Management uses these financial measures internally for strategic decision making, forecasting future results and evaluating current performance.

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenue:
U.S. revenue	$20,320	$15,246	$52,280	$40,023
International revenue	1,982	2,628	7,745	7,985
Total revenue:	22,302	17,874	60,025	48,008
Cost of goods sold	4,829	3,822	13,352	10,795
Gross profit	$17,473	$14,052	$46,673	$37,213
Operating expenses:
Research & development	$3,628	2,650	$12,812	$6,302
Clinical and regulatory affairs	1,179	688	2,994	1,737
Marketing and sales	12,331	8,567	33,201	23,134
General and administrative	4,184	2,673	11,087	6,957
Distribution contract termination	1,300	—	1,730	—
Total operating expenses	22,622	14,578	61,824	38,130
Loss from operations	$(5,149)	$(526)	$(15,151)	$(917)
Other income (expense)
Other income (expense)	(54)	60	87	(154)
Change in fair value of contingent consideration related to acquisition	(1,400)	—	(10,000)	—
Total other income (expense)	(1,454)	60	(9,913)	(154)
Net loss	$(6,603)	$(466)	$(25,064)	$(1,071)
Basic and diluted net loss per share	$(0.12)	$(0.01)	$(0.44)	$(0.02)
Shares used in computing basic and diluted net loss per share	56,961	48,842	56,365	48,390

Non-GAAP Reconciliation –Net Loss to Adjusted Net Loss and Adjusted Net Loss per Share:
Net loss	$(6,603)	$(380)	$(25,065)	$(1,071)
Fair value adjustment to the liability for contingent payments to the former Nellix shareholders (non-cash)	1,400	—	10,000	—
Adjusted net loss	$(5,203)	$(380)	$(15,065)	$(1,071)
Adjusted net loss per share	$(0.09)	$(0.01)	$(0.27)	$(0.01)

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands)

	September 30,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$23,872	$38,191
Accounts receivable, net	16,267	12,212
Other receivables	311	515
Inventories	15,379	8,350
Other current assets	1,228	560
Total current assets	57,057	59,828
Property and equipment, net	3,414	2,429
Goodwill	27,073	27,073
Intangibles, net	43,795	44,863
Other assets	182	182
Total assets	$131,521	$134,375
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$15,128	$11,243
Current liabilities	15,128	11,243
Long term liabilities:
Other long term liabilities	1,041	1,029
Contingently issuable common stock	38,200	28,200
Long term liabilities	39,241	29,229
Total liabilities	54,369	40,472
Stockholders' equity:
Common stock, $0.001 par value; 75,000 shares authorized, and 58,120 and 56,896 shares issued, and 57,625 and 56,401 outstanding	58	57
Additional paid-in capital	238,329	230,017
Accumulated deficit	(160,574)	(135,510)
Treasury stock at cost, 495 shares	(661)	(661)
Total stockholders' equity	77,152	93,903
Total liabilities and stockholders' equity	$131,521	$134,375